Exhibit (h)(8)(ii)
AMENDED AND RESTATED
ADMINISTRATION AGREEMENT
     AMENDED AND RESTATED ADMINISTRATION AGREEMENT, made this _____ day of _________, 2013, amending and restating the Administration Agreement, dated as of September 1, 2011, between Allianz Funds Multi-Strategy Trust (the “Trust”), a Massachusetts business trust, and Allianz Global Investors Fund Management LLC (“AGIFM” or the “Administrator”), a limited liability company organized under the laws of Delaware (the “Agreement”).
     WHEREAS, the Trust is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);
     WHEREAS, the Trust is authorized to issue shares of beneficial interest (“Shares”) in separate series, with each such series representing interests in a separate portfolio of securities and other assets;
     WHEREAS, the Trust has established separate series, including the series as set forth in Exhibit A (such series set forth in Exhibit A, the “Funds,” and each a “Fund”), and is authorized to issue shares of beneficial interest (“Shares”) in each Fund;
     WHEREAS, each Fund offers and has outstanding up to seven Classes of Shares: Institutional Class, Administrative Class, Class P, Class A, Class C, Class D and Class R;
     WHEREAS, the Trust and the Administrator have entered into an Administration Agreement, dated September 1, 2011, as supplemented or amended thereafter, with respect to the Funds, and not the series of the Trust not covered under this Agreement (the “Other Series”), pursuant to which the Administrator provides administrative services to the Funds;
     WHEREAS, the Trust has determined to redesignate Institutional Class shares as Class R6 shares of each Fund, but not the Other Series; and
     WHEREAS, the Trust and the Administrator desire to further amend and restate the Administration Agreement.
     NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties agree as follows:
     1. Appointment. The Trust hereby appoints Allianz Global Investors Fund Management LLC as the Administrator with respect to the Funds to provide or procure the administrative and other services with respect to the Funds for the period and on the terms set forth in this Agreement, as amended or supplemented from time to time. The Administrator accepts such appointment and agrees during such period to render or procure, as applicable, the services herein set forth for the compensation herein provided.

     In the event the Trust designates additional existing or newly-created series with respect to which it desires to retain the Administrator to render or procure administrative and other services hereunder, it shall notify the Administrator in writing. If the Administrator is willing to render or procure such services, it shall notify the Trust in writing, whereupon each such additional series shall become a Fund hereunder.
     2. Duties. Subject to the general supervision of the Board of Trustees, the Administrator shall provide or cause to be furnished all organizational (as applicable), administrative and other services reasonably necessary for the operation of the Funds, but not including the investment advisory services provided by Allianz Global Investors Fund Management LLC pursuant to its Investment Management Agreement with the Trust as applicable to the Funds, or the distribution services provided by Allianz Global Investors Distributors LLC (the “Distributor”) pursuant to its Distribution Contract with the Trust.
     (a) Administrative Services. Subject to the approval or consent of the Board of Trustees, the Administrator shall provide or procure, at the Administrator’s expense, services to include the following for the Funds (such services as provided under this Section 2(a) to include, without limitation, all those administrative services previously provided to the Funds under the Investment Management Agreement):
     (i) coordinating matters relating to the operation of the Funds, including any necessary coordination among the adviser or advisers to the Funds, the custodian(s), transfer agent(s), any sub-transfer agent(s) or other account administrative service agent(s), dividend disbursing agent(s), and recordkeeping agent(s) (including pricing and valuation of the Funds), accountants, attorneys, and other parties performing services or operational functions for the Funds;
     (ii) providing the Funds, at the Administrator’s expense, with the services of a sufficient number of persons competent to perform such administrative and clerical functions as are necessary to ensure compliance with federal securities laws, as well as other applicable laws, and to provide effective administration of the Funds;
     (iii) maintaining, or supervising the maintenance by third parties, of such books and records of the Trust and the Funds as may be required by applicable federal or state law other than the records and ledgers maintained under the Investment Management Agreement;
     (iv) preparing or supervising the preparation by third parties of all federal, state, and local tax returns and reports of the Funds required by applicable law;
     (v) preparing and arranging for the filing of such registration statements and other documents with the SEC and other federal and state regulatory authorities as may be required to register the shares of the Funds and qualify the Funds to do business or as otherwise required by applicable law;

     (vi) providing the Funds, at the Administrator’s expense, with adequate personnel, office space, communications facilities, and other facilities necessary for the Funds’ operations as contemplated in this Agreement; and
     (vii) taking such other action with respect to the Funds as may be required by applicable law, including without limitation, the rules and regulations of the SEC and of state securities commissions and other regulatory agencies.
     (b) Other Services. Subject to the approval or consent of the Board of Trustees, the Administrator shall also provide or procure on behalf of the Funds, and at the expense of the Administrator, the following services for the Funds (with the understanding that different Classes may require certain of such services to differing degrees, if at all):
     (i) custodian services to provide for the safekeeping of the Funds’ assets;
     (ii) recordkeeping services to maintain the portfolio accounting records for the Funds;
     (iii) transfer agency services to maintain the shareholder records for the Funds;
     (iv) if required, any sub-transfer agency and other account administrative services to accommodate the administration of share accounts of the Funds held through financial intermediaries;
     (v) dividend disbursing services for the Funds;
     (vi) preparing, filing and arranging for the distribution of prospectuses, statements of additional information, proxy materials and periodic reports to existing shareholders of the Funds as required by applicable law, and other communications with shareholders; and
     (vii) taking such other actions and providing or procuring such other shareholder services with respect to the Funds as are reasonably necessary or desirable.
It is understood that the Administrator may procure or delegate provision of services specified in Sections 2(a) or 2(b) to third parties including, as applicable, with respect to particular Classes of the Funds or particular shareholders that have relationships with other financial intermediaries that perform similar services. The Trust may be a party to any agreement with any person or persons engaged to provide the services referred to in Sections 2(a) or 2(b) for the Funds.

     (c) Organizational Services. The Administrator shall provide the Trust and the Funds, at the Trust’s expense, with the services necessary to organize any Fund or Class thereof that commences operations on or after the date of this Agreement so that such Fund or Class can conduct business as described in the Trust’s Registration Statement. For the avoidance of doubt, the services to be provided under this Section 2(c) are only with respect to series of the Trust and Classes thereof contemplated for inclusion under this Agreement.
     (d) Personnel. The Administrator shall also make its officers and employees available to the Board of Trustees and officers of the Trust for consultation and discussions regarding the administration of the Funds and services provided to the Funds and their Classes under this Agreement.
     (e) Standards; Reports. In performing these services for the Funds, the Administrator:
     (i) Shall conform with the 1940 Act and all rules and regulations thereunder, all other applicable federal and state laws and regulations, with any applicable procedures adopted by the Trust’s Board of Trustees, and with the provisions of the Trust’s Registration Statement filed on Form N-1A as supplemented or amended from time to time.
     (ii) Will make available to the Trust, promptly upon request, any of the Funds’ books and records as are maintained under this Agreement, and will furnish to regulatory authorities having the requisite authority any such books and records and any information or reports in connection with the Administrator’s services under this Agreement that may be requested in order to ascertain whether the operations of the Funds are being conducted in a manner consistent with applicable laws and regulations.
     (iii) Will regularly report to the Trust’s Board of Trustees on the services provided under this Agreement and will furnish the Trust’s Board of Trustees with respect to the Funds such periodic and special reports as the Trustees may reasonably request.
     (iv) Will comply, to the extent applicable, with the requirements of Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §§ 6801 et seq., as may be amended from time to time, and any regulations adopted thereto, including Regulation S-P of the Securities and Exchange Commission, as well as with any other applicable federal or state privacy laws and regulations, including but not limited to the Massachusetts Standards for the Protection of Personal Information, 201 CMR 17.00, et seq.
     3. Documentation. The Trust has delivered copies of each of the following documents to the Administrator and will deliver to it all future amendments and supplements thereto, if any:

     (a) the Trust’s Registration Statement as filed with the SEC and any amendments thereto; and
     (b) exhibits, powers of attorney, certificates and any and all other documents relating to or filed in connection with the Registration Statement described above.
     4. Independent Contractor. The Administrator shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided herein or authorized by the Board of Trustees of the Trust from time to time, have no authority to act for or represent the Trust in any way or otherwise be deemed its agent.
     5. Compensation. As compensation for the services rendered under this Agreement, the Trust shall pay to the Administrator a fee out of the assets of each Fund based on the average daily net assets of such Fund attributable to a Class or Classes of Shares of such Fund as set forth in the Schedule attached as Exhibit A hereto. The fees payable to the Administrator for all of the Funds and their Classes shall be computed and accrued daily and paid monthly. If the Administrator shall serve for less than any whole month, the foregoing compensation shall be prorated.
     6. Non-Exclusivity. It is understood that the services of the Administrator hereunder are not exclusive, and the Administrator shall be free to render similar services to other investment companies and other clients.
     7. Expenses.
     (a) During the term of this Agreement, the Administrator will pay all expenses incurred by it in connection with its obligations under this Agreement, except such expenses as are assumed by the Funds under this Agreement. The Administrator assumes and shall pay for maintaining its staff and personnel and shall, at its own expense, provide the equipment, office space, and facilities necessary to perform its obligations under this Agreement. In addition, the Administrator shall, at its expense, furnish to the Trust with respect to the Funds:
     (i) Services by the Trust’s independent public accountants for the Funds;
     (ii) Services of the Trust’s transfer agent(s), any sub-transfer agent(s) or other account administrative service agent(s), registrar, dividend disbursing agent(s), and shareholder recordkeeping services with respect to the Funds and each of their Classes;
     (iii) Services of the Trust’s custodian, including any recordkeeping services provided by the custodian, with respect to the Funds;

     (iv) Services of obtaining quotations and other pricing information for calculating the value of the net assets of each Class of each Fund;
     (v) Services of maintaining the Trust’s tax records with respect to each Fund;
     (vi) Services, including procurement of legal services, incident to meetings of Fund shareholders, the preparation, printing and mailing of prospectuses (including summary prospectuses), notices and proxy statements and reports of the Trust to its existing Fund shareholders, the filing of reports with regulatory bodies, the maintenance of the Funds’ existence and qualification to do business, and the issuance, redemption, registration and qualification for sale of Fund Shares with federal and state securities authorities (except as described in subsection 7(b)(iv) below);
     (vii) Procurement of ordinary legal services with respect to the Funds, including the services that arise in the ordinary course of business for a series of a Massachusetts business trust registered as an open-end management investment company;
     (viii) Certificates representing Shares of the Funds, if any;
     (ix) The Funds’ pro rata portion of the fidelity bond required by Section 17(g) of the 1940 Act, or other insurance premiums;
     (x) Association membership dues with respect to the Funds;
     (xi) Fees and expenses, including travel expenses, of Trustees of the Trust, including trustees who are not officers, employees or members of the Administrator or its subsidiaries or affiliates, and the fees and expenses of any counsel, accountants or any other persons engaged by such Trustees in connection with the duties of their office with the Trust (it being understood that, notwithstanding its agreement to assume such expenses, the Administrator shall have no authority to select such Trustees or their counsel or determine their compensation from the Trust or related expenses); and
     (xii) Salaries and other compensation, if any, payable by the Trust to its officers and employees in their capacity as such.
The Trust and the Administrator acknowledge that the Administrator will, pursuant to this Agreement, bear certain expenses (including expenses of various third-party service providers) on behalf of the Funds and their Classes for common or shared services also furnished to Other Series and their Classes outside of this Agreement, and that such expenses attributable to such Other Series and their Classes will be borne directly by such Other Series and their Classes (and not by the Administrator). The parties agree that such expenses shall be allocated among all applicable series of the Trust and their Classes in an equitable and reasonable manner without reference to whether the Administrator or Other Series will ultimately bear such expenses.
     (b) The Trust shall bear the following expenses on behalf of the Funds:
     (i) Taxes and governmental fees, if any, levied against the Trust or any of its Funds;
     (ii) Brokerage fees and commissions and other transaction expenses in connection with the purchase and sale of portfolio securities and other investments for any of the Funds;
     (iii) Costs, including the interest expenses, of borrowing money or other forms of borrowing or leverage used by the Funds;
     (iv) Extraordinary expenses, including extraordinary legal expenses, as may arise, including expenses incurred in connection with litigation, proceedings, other claims and the legal obligations of the Trust to indemnify its trustees, officers, employees, shareholders, distributors, and agents with respect thereto;
     (v) Organizational and offering expenses of the Trust with respect to the Funds to the extent authorized by the Trust’s Board of Trustees, and any expenses which are capitalized in accordance with generally accepted accounting principles; and
     (vi) Any expenses allocated or allocable to a specific Class of Fund Shares pursuant to a separate administrative services or distribution plan.
     8. Liability. The Administrator shall give the Trust the benefit of the Administrator’s best efforts in rendering services under this Agreement. The Administrator may rely on information reasonably believed by it to be accurate and reliable. As an inducement for the Administrator’s undertaking to render services under this Agreement, the Trust agrees on behalf of the Funds that neither the Administrator nor its members, officers, directors, or employees shall be subject to any liability for, or any damages, expenses or losses incurred in connection with, any act or omission or mistake in judgment connected with or arising out of any services rendered under this Agreement, except by reason of willful misfeasance, bad faith, or gross negligence in performance of the Administrator’s duties, or by reason of reckless disregard of the Administrator’s obligations and duties under this Agreement. This provision shall govern only the liability to the Trust of the Administrator and that of its members, officers, directors, managers and employees, and shall in no way govern the liability to the Trust or the Administrator or provide a defense for any other person, including persons that provide services for the Funds as described in Sections 2(a) or 2(b) of this Agreement.
     9. Term and Continuation; Amendment.

     (a) This Agreement shall take effect as of the date hereof, and shall remain in effect, unless sooner terminated as provided herein, until one year from the date of this Agreement, and shall continue thereafter on an annual basis with respect to each Fund, provided that such continuance is specifically approved at least annually (a) by the vote of a majority of the Board of Trustees of the Trust, and (b) by the vote of a majority of the Board of Trustees of the Trust who are not parties to this Agreement or “interested persons” (as defined in the 1940 Act) of the Trust or the Administrator (“Independent Trustees”), cast in person at a meeting called for the purpose of voting on such approval. Failure of the Independent Trustees to renew this Agreement and/or its termination by shareholder vote, assignment or otherwise, shall not preclude the Board of Trustees from approving a substitute agreement in the manner provided under applicable law. This Agreement may be terminated:
     (i) by the Trust with respect to a particular Fund or Class at any time with respect to the services provided by the Administrator by vote of (1) a majority of the Trustees of the Trust or (2) a majority of the outstanding voting shares of such Fund or Class (as applicable), on 60 days’ written notice to the Administrator; and
     (ii) by the Administrator with respect to a particular Fund or Class at any time, without the payment of any penalty, upon 60 days’ written notice to the Trust.
     (b) This Agreement may be amended only by written agreement between (i) the Administrator and (ii) the Trust as approved in the manner provided in paragraph (a)(i) of this Section 9.
     10. Use of Name. It is understood that the names “Allianz,” “Allianz Global Investors,” “AGI,” “Allianz Global Investors Fund Management LLC,” “AGIFM” or any derivative thereof or logo associated with those names and other servicemarks and trademarks owned by the Administrator or its affiliates are the valuable property of the Administrator and its affiliates, and that the right of the Trust and/or the Funds to use such names (or derivatives or logos) shall be governed by the Investment Management Agreement.
     11. Notices. Notices of any kind to be given to the Administrator by the Trust shall be in writing and shall be duly given if mailed or delivered to the Administrator at 1633 Broadway, New York, New York 10019, or to such other address or to such individual as shall be specified by the Administrator. Notices of any kind to be given to the Trust by the Administrator shall be in writing and shall be duly given if mailed or delivered to 1633 Broadway, New York, New York 10019, or to such other address or to such individual as shall be specified by the Trust.
     12. Trust Obligation. A copy of the Trust’s Agreement and Declaration of Trust, as it may further be amended or restated, is on file with the Secretary of The Commonwealth of Massachusetts, and notice is hereby given that the Agreement has been executed on behalf of the Trust by an officer of the Trust in his or her capacity as an officer and not individually. The obligations of this Agreement shall only be binding upon the assets and property of each Fund and shall not be binding upon any trustee, officer, or shareholder of the Trust individually.
     13. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original.
     14. Miscellaneous.
     (a) This Agreement shall be governed by the laws of the State of New York, provided that nothing herein shall be construed in a manner inconsistent with the 1940 Act, the Investment Advisers Act of 1940, or any rule or order of the SEC thereunder.
     (b) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable. To the extent that any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise with regard to any party, hereunder, such provisions with respect to other parties hereto shall not be affected thereby.
     (c) The captions in this Agreement are included for convenience only and in no way define any of the provisions hereof or otherwise affect their construction or effect.
     (d) This Agreement may not be assigned (as that term is defined in the 1940 Act) by the Trust or the Administrator without the consent of the other party.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their officers designated below on the day and year first above written.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:	Brian S. Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian S. Shlissel
Title:	Managing Director
[Signature Page – Administration Agreement]

Exhibit A
Schedule to Administration Agreement
as of _______, 2013

	Fee Rate
	Classes A, C, D and R
Fund	Core Expenses*	Other	Total
AllianzGI Retirement 2015 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2020 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2025 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2030 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2035 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2040 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2045 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2050 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement 2055 Fund	0.05%	0.25%	0.30%
AllianzGI Retirement Income Fund	0.05%	0.25%	0.30%

*	Core Expenses include custody, portfolio accounting and tax preparation expenses.
Not all Funds offer each share class listed above.

	Fee Rate
	Administrative and Class P			Class R6
Fund	Core Expenses*	Other	Total	Core Expenses*	Other	Total
AllianzGI Retirement 2015 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2020 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2025 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2030 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2035 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2040 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2045 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%

A-1

	Fee Rate
	Administrative and Class P			Class R6
Fund	Core Expenses*	Other	Total	Core Expenses*	Other	Total
AllianzGI Retirement 2050 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement 2055 Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%
AllianzGI Retirement Income Fund	0.05%	0.10%	0.15%	0.05%	0.00%	0.05%

*	Core Expenses include custody, portfolio accounting and tax preparation expenses.
[Signature page follows.]

A-2

     IN WITNESS WHEREOF, the parties hereto have caused this Schedule to Administration Agreement to be executed by their officers designated below on the day and year first above written.

ALLIANZ FUNDS MULTI-STRATEGY TRUST

By:
Name:	Brian S. Shlissel
Title:	President

ALLIANZ GLOBAL INVESTORS FUND MANAGEMENT LLC

By:
Name:	Brian S. Shlissel
Title:	Managing Director
[Signature Page – Schedule to Administration Agreement]